Exhibit 99

Press Release

United Heritage Corporation announces appointment of Franz A. Skryanz to its board of directors and legal action between former director and officer and its largest shareholder

Midland, Texas (May 17, 2007) -United Heritage Corporation (NASDAQ:UHCP):

United Heritage Corporation announced today that on May 16, 2007 Mr. Franz A. Skryanz agreed to accept a position as a director of the Company and as Chairman of its Audit Committee.

Mr. Skryanz was a director of Xethanol Corporation, a publicly traded company, from August 2000 until his resignation in October 2006. He was appointed as Xethanol Corporation’s Secretary and Treasurer in February 2005 and currently serves as Treasurer and Assistant Secretary. Mr. Skryanz has also provided financial management, corporate secretary and treasury services to early-stage entrepreneurial companies. Prior to joining Xethanol, he served as Treasurer and Secretary of NETdigest.com, Inc., Chief Financial Officer of Cam Designs, Inc. and Chief Financial Officer and Treasurer of Nyros Telecom Services, Inc., a privately-held company with telecom ventures in Russia.

The Company also announced that on May 11, 2007 it was served with a temporary restraining order issued by the 413th District Court, Johnson County, Texas. The restraining order was obtained by Walter G. Mize, the Company’s former Chief Executive Officer, President and member of the board of directors. The temporary restraining order was issued in an action brought by Mr. Mize against Lothian Oil Inc., the Company’s largest shareholder, and Messrs, Kenneth Levy, Andrew Taylor-Kimmins and Bruce Ransom.

Until May 25, 2007, the date on which Mr. Mize’s request for an injunction will be heard, the Company and its subsidiaries, UHC Petroleum Corporation and UHC New Mexico Corporation, are enjoined from wasting, destroying, selling, pledging, encumbering, transferring, assigning, or disposing of any of their assets, other than oil and gas production in the normal and ordinary course of business. The Company and its subsidiaries are also prevented from declaring dividends or making distributions of any kind to their shareholders.

The Company and its subsidiaries intend to vigorously oppose the injunction on the basis that they are not parties to this dispute, which involves Mr. Mize, Lothian Oil Inc. and three individuals.

Contact:
United Heritage Corporation
C. Scott Wilson, Chief Executive Officer
Tel: (432) 686 2618 Fax: (432) 686 2644